UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

 ____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2015

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 VONAGE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)

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Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)
____________________________
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 1, 2015, Vonage Holdings Corp. (the “Company”) entered into a Fourth Amendment to Lease (the “Amendment”) to its lease for its corporate headquarters at 23 Main Street, Holmdel, NJ 07733 with Mack-Cali Holmdel L.L.C. whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837 (the “Landlord”), dated as of March 24, 2005 (as subsequently amended, the “Lease”).
The Amendment, among other things, extends the term of the Lease by an additional period of seventy-four (74) months, starting on September 1, 2017 and expiring on October 31, 2023. The Amendment lowers the Company’s security deposit to $1.5 million effective immediately and to $1.0 million on the third anniversary of the effective date of the extension period.
The Amendment also provides that the Landlord will provide for a cash allowance of approximately $4.6 million for the design, permitting, and construction of tenant improvement work on the premises. In addition, the Amendment provides for lower annual management fees and certain improvements to the premises by the Landlord at its cost (the “Landlord Renovations”). There is no change to the base rent per square foot pursuant to the Amendment. Further, the costs of the Landlord Renovations will not be passed on to the Company as additional rent or CAM expenses. The effectiveness of the Amendment is expressly conditioned upon the Landord’s receipt of the written consent and approval of its mortgagee to the terms and provisions of this Amendment no later than thirty (30) days after execution of the Amendment. In the event the consent is not received the existing terms of the Lease will remain in full force and effect.
The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which shall be filed with the appropriate future periodic report.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: December 7, 2015	By:	/s/ Kurt M. Rogers
Kurt M. Rogers Chief Legal Officer

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